Exhibit 10.1

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT is made and entered into as of June 2, 2025 by and between Resource Group US LLC, a Florida limited liability company (the “Company”), and AMC Environmental Consulting LLC (the “Consultant”). For purposes of Sections 5(b), 5(d), 6, 7, 8, and 9 of this Agreement, the term “Consultant” shall be deemed to include both the business entity AMC Environmental Consulting LLC and Anthony Cialone individually.

W I T N E S S E T H:

WHEREAS, the Company and Consultant have previously entered into that certain Consulting Agreement dated as of June 1, 2023 (the “Prior Agreement”), pursuant to which the Company has engaged the Consultant as an independent contractor to perform the duties set forth therein; and

WHEREAS, in connection with the acquisition of the Company by Safe and Green Development Corporation, a Delaware corporation, the Company and Consultant desire to amend and restate the Prior Agreement in its entirety, in order to revise the revise the engagement terms and Services (as defined below), and make certain other changes as provided herein.

NOW, THEREFORE, for and in consideration of this Agreement, the engaging of the Consultant and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Prior Agreement is hereby amended and restated in its entirety as follows:

1. ENGAGEMENT. The Company hereby engages Consultant, and Consultant accepts such engagement as an independent contractor, to provide the services listed on Exhibit A hereto as well as such other services as the Company may request from time to time (the “Services”). This engagement is not exclusive, and nothing in this Agreement shall be construed to preclude the Company from soliciting or engaging others to act as an independent contractor on behalf of the Company for similar services.

2. BASIC OBLIGATIONS AND DUTIES. Consultant represents and warrants that Consultant has the knowledge, skills and experience necessary to undertake the Services. Consultant agrees that during the term of this Agreement Consultant will diligently perform Consultant’s assigned duties, and abide by the provisions of the published policies of the Company which are currently in effect and as they are from time to time changed by the Company.

3. TERM. Subject to the provisions for termination hereinafter provided, this Agreement shall become effective as of the date and year first above written, which for the avoidance of doubt is the date the Consultant shall begin performing the Services, and shall continue until terminated as provided below.

4. COMPENSATION. Consultant shall receive as compensation a fee of $25,000 per month. The Company shall, on the 5th day of each month, pay Consultant the fees owing for the preceding month. The Company will also reimburse Consultant for any expenses incurred in performing the Services hereunder which have been approved in advance by Company. Such expenses shall include a monthly car reimbursement in the amount of $1,250.00 and office related expenses. Consultant shall be eligible to receive bonuses or incentive equity awards from the Company, in the sole discretion of the Board of Directors or Managers of the Company.

5. TERMINATION.

(a) This Agreement may be terminated (i) at any time by either party, (ii) by the Consultant due to the Company’s material breach of its obligations under this Agreement, which breach is not cured within 90 days of the Consultant’s written notice to the Company of such breach, or (iii) by the Company for Cause. In any event, this Agreement will terminate upon the death of or the inability of Anthony Cialone because of a medically determinable physical or mental disability to perform substantially all of Consultant’s duties hereunder or the liquidation, dissolution or discontinuance of business by the Company in any manner or the filing of any petition by or against the Company under any federal or state bankruptcy or insolvency laws, which petition shall not be dismissed within 60 days after filing. Upon termination, all fees and reimbursements shall be paid and provided to the date of termination.

(b) “Cause” shall mean (i) any material breach of the terms of this Agreement by the Consultant; (ii) the Consultant’s misappropriation or unauthorized use of the Company’s tangible or intangible property, or breach of Sections 6 through 8 of this Agreement or any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation; (iii) any material failure to comply with the Company policies and/or directives of the Board, which failure is not cured within 30 days after written notice thereof; (iv) any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by the Consultant which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation; (v) Consultant’s failure to fully disclose any material conflict of interest that the Consultant may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; or (vi) any adverse action or omission by the Consultant which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it.

(c) Upon termination of this Agreement (i) by the Company for Cause or (ii) by the Consultant other than pursuant to Section 5(a)(ii), the Company shall have no further obligations hereunder other than payment of all compensation payable to the Consultant through the date of such termination.

(d) Upon termination of this Agreement (i) by the Company other than for Cause or (ii) by the Consultant pursuant to Section 5(a)(ii), and provided that the Consultant and Anthony Cialone each first executes and does not revoke a release and settlement agreement in the form acceptable to the Company within the time period then-specified by the Company but in any event no later than 60 days after the date of termination (the “Release”), (x) the Company shall pay the Consultant a termination fee equal to $600,000 (the “Termination Fee”), and (y) if Anthony Cialone timely and properly elects COBRA continuation of coverage under the Company’s group medical, dental and vision plans, the Company shall reimburse Anthony Cialone for the cost of COBRA insurance premiums for 24 months, less all applicable taxes and deductions, with the understanding that Mr. Cialone shall at all times be responsible for payment of the COBRA premium for the applicable COBRA continuation period. The Termination Fee shall be payable in monthly installments of $25,000 commencing after Consultant has executed and delivered the Release to the Company.

6. CONFIDENTIAL OR PROPRIETARY INFORMATION. All Proprietary Information (as defined below) is and shall remain the sole and exclusive property of the Company. At all times during the term of this Agreement and thereafter, Consultant will not disclose or use any Proprietary Information, except as required in connection with the Services. Consultant will take reasonable precautions to safeguard the Proprietary Information. The term “Proprietary Information” means any information that relates to the Company’s actual or anticipated business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finance, other business information or other non-public information that a competitor of the Company could use to the competitive disadvantage of the Company. Consultant further understands that Proprietary Information (i) includes the foregoing information even if disclosed to Consultant in connection with the contemplation of his or her becoming an independent contractor to the Company, i.e., prior to the effective date hereof, (ii) does not include any of the foregoing items that (a) is already known by Consultant at the time of its disclosure; (b) is or becomes publicly known through no fault by Consultant; (c) is received from a third party free to disclose it to Consultant; (d) is independently developed by Consultant as evidenced by written records contemporaneously maintained; or (e) is communicated to a third party with the express written consent of the Company.

Consultant further understands that, in accordance with the Defend Trade Secrets Act of 2016, Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Consultant further understands that if Consultant files a lawsuit for retaliation for reporting a suspected violation of law, Consultant may disclose the Company’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if any document containing the trade secret is filed under seal and Consultant does not disclose the trade secret, except pursuant to court order.

Consultant will not disclose or use any information received by the Company from third parties, except as required in connection with the Services. Consultant will not improperly use or disclose any confidential information or trade secrets of any third party or former employer to whom Consultant has an obligation of confidentiality. Consultant’s performance of all the terms of this Agreement does not breach any agreement by which he or she is legally bound, and Consultant agrees not to become a party to any such agreement.

7. INVENTIONS. Consultant agrees that all inventions, trade secrets, confidential and proprietary information, and work-product conceived, created or developed by Consultant, whether or not eligible for or covered by patent, copyright or trade secret protection, in the course of the performance of Consultant’s consulting services for the Company (“Inventions”), and whether or not such Inventions constitute works for hire or would otherwise belong to the Company by operation of law, shall be the property of the Company. Inventions shall include, but are not limited to, ideas, concepts, know-how, software, data and database rights. Consultant agrees to promptly disclose to the Company all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions, which records shall be the sole and exclusive property of the Company. Consultant also hereby assigns to the Company the entire right, title and interest in and to the Inventions and in and to all proprietary rights therein or based thereon including without limitation any and all copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Without limiting the foregoing, Consultant agrees that all Inventions which are protectable by copyright and may constitute “works made for hire” pursuant to United States Copyright Act (17 U.S.C., Section 101) shall be deemed to be “works made for hire.” Consultant shall not incorporate any Prior Inventions (as defined below) into any work performed for the Company without the Company’s prior written consent; however, if Consultant does incorporate any such Prior Inventions, the Company is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense) in and to all present and future rights in the same. “Prior Inventions” means any work or inventions made by Consultant prior to the commencement of the Consultant’s engagement with the Company hereunder, which are owned in whole or in part by the Consultant.

8. RESTRICTIVE COVENANTS.

(a) Non-Solicitation. During the term of this Agreement and for a period of 24 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit or encourage any person or entity who is or was during the period of Consultant’s engagement by the Company an employee or contractor of the Company or its affiliates to accept employment with another person or entity or to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any third party, directly or indirectly: (a) interfere with the Company’s relationships with any of its customers, suppliers, contractors, distribution partners, resellers, or any third party; or (b) solicit, call upon, divert or actively take away, or attempt to solicit, call upon, divert or take away, for purposes of conducting a business substantially similar to or competitive with the Company’s business, any of the Company’s customers, suppliers, contractors, distribution partners, or other third party with whom, in any instance, Consultant has engaged on behalf of the Company. This restriction includes any customer to which the Company sold any product, or for which the Company performed any service at any time during the one year period immediately before the date this Agreement terminated.

(b) Non-Competition. In view of Consultant’s access to the Company’s confidential or proprietary information, trade secrets and other proprietary know-how and in order to protect the same, Consultant agrees that during the Restricted Period Consultant will not, without the Company’s prior written approval, provide services (whether as an employee, consultant, proprietor, stockholder, partner, director or otherwise) to any person or entity which has or is developing products or services which compete or can reasonably be anticipated to compete, either directly or indirectly, with the products or services then offered or reasonably anticipated to be offered by the Company anywhere in which the Company is currently, or was during the immediately preceding twelve (12) month period, engaged in active business. Notwithstanding the foregoing, this engagement is not exclusive and Consultant shall be permitted to engage in other businesses which are not competitive with the Company, on Consultant’s own time, provided Consultant does not breach this Agreement (in particular Sections 6 and 8(a) hereof) and such business is conducted without the use of Company resources or facilities.

(c) Non-Disparagement. Consultant agrees not to make any disclosures, issue any statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to disparage the Company, its officers, directors or employees, or its business, services or products.

9. REPRESENTATION AND WARRANTY AND SURVIVAL. Consultant warrants that everything delivered to the Company under this Agreement shall be original work and that all such materials will not violate any copyright, trade secret or other proprietary right of any third party. Any provision of this Agreement which by its terms imposes continuing obligations on either of the parties shall survive termination of this Agreement.

10. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power granted hereunder at any particular time be deemed a waiver or relinquishment of such rights or power at any other time or times.

11. INDEPENDENT CONTRACTOR STATUS; TAX MATTERS.

(a) Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between Consultant and the Company. Neither party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other. Except as specifically set forth herein, neither party shall have the power to control the activities and operations of the other and its status at all times will continue to be that of an independent contractor. Except as provided herein, neither party shall have any power or authority to bind or commit the other. Consultant shall pay all taxes of any kind whatsoever which arise from the compensation paid to Consultant hereunder and shall indemnify and hold the Company harmless from failure to pay such taxes.

(b) This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other applicable guidance thereunder (“Section 409A”). To the extent that there is any ambiguity as to whether this Agreement (or any of its provisions) contravenes one or more requirements of Section 409A, such provision shall be interpreted and applied in a matter that does not result in a Section 409A violation. Without limiting the generality of the above:

(i) The payments of the Termination Fee shall be deemed to be a series of separate payments, with each installment being treated as a separate payment. The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A.

(ii) To the extent this Agreement contains payments which are subject to Section 409A (as opposed to exempt from Section 409A), the Consultant’s rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.

(iii) If the Termination Fee becomes payable, it shall be paid or provided in full no later than December 31st of the second calendar year following the calendar year in which the Agreement was terminated unless another time period is applicable.

(iv) The Company makes no representation that this Agreement will be exempt from or compliant with Section 409A and makes no affirmative undertaking to preclude Section 409A from applying, but does reserve the right to unilaterally amend this Agreement as may be necessary or advisable to permit the Agreement to be in documentary and operational compliance with Section 409A which determination will be made in the sole discretion of the Company.

12. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

13. ENTIRE AGREEMENT; MODIFICATION. The Agreement embodies the entire agreement between the Company and Consultant relating to the subject matter hereof and supersedes all prior understandings or agreements between the parties with regard to its subject matter, including the Prior Agreement. This Agreement may be changed, modified or discharged only if consented to in writing by both parties.

14. GOVERNING LAW. This Agreement shall be governed by and according to the laws of the State of Florida without regard to its conflicts of law rules.

15. BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and assigns.

16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement on day and year first above written.

COMPANY:		CONSULTANT:
Resource Group US Holdings LLC		AMC Environmental Consulting LLC

By:	/s/ James D. Burnham	By:	/s/ Anthony M. Cialone
Name:	James D. Burnham	Name:	Anthony M. Cialone
Title:	CFO	Title:	President, CEO & Managing Member

For purposes of Sections 5(b), 5(d), 6, 7, 8, and 9 of this Agreement:

/s/ Anthony M. Cialone
Anthony Cialone

Resource Group US LLC

Amended and Restated Consulting Agreement

-Signature Page-

Exhibit A

Services

The Consultant shall provide the following Services to the Company:

Responsible for developing and implementing the Company’s strategic plan, leading and managing the organization, and managing stakeholder relationships.

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